Exhibit 99.1

   ConocoPhillips Reports First-Quarter Net Income of $2.9 Billion

    HOUSTON--(BUSINESS WIRE)--April 27, 2005--ConocoPhillips
(NYSE:COP)




                         Earnings at a glance

                                                First Quarter
--------------------------------------- -----------------------------
                                             2005           2004
--------------------------------------- -------------- --------------
Income from continuing operations       $2,923 million $1,603 million
Income (loss) from discontinued
 operations                                (11)            13
Net income                              $2,912          1,616
--------------------------------------- -------------- --------------
Diluted income per share
     Income from continuing operations   $4.12          $2.31
     Net income                           4.10           2.33
--------------------------------------- -------------- --------------
Revenues                                 $38.9 billion  $30.2 billion
--------------------------------------- -------------- --------------

    ConocoPhillips (NYSE:COP) today reported first-quarter net income of $2,912 million, or $4.10 per share, compared with $1,616 million, or $2.33 per share, for the same quarter in 2004. Total revenues were $38.9 billion, versus $30.2 billion a year ago.
    Income from continuing operations for the first quarter was $2,923 million, or $4.12 per share, compared with $1,603 million, or $2.31 per share, for the same period a year ago.
    "Overall, our performance for the quarter was good, and would have been stronger without unplanned downtime," said Jim Mulva, chairman and chief executive officer. "In our Exploration and Production segment, oil and gas production was negatively impacted by planned and unplanned downtime. This resulted in total production of 1.80 million BOE per day, including our share of estimated LUKOIL production of 0.2 million BOE per day. In the Refining and Marketing segment, higher turnaround activity and unplanned downtime during the quarter reduced our crude oil capacity utilization to 92 percent and lowered our clean product yield.
    "We continued to strengthen our financial position. Our return on capital employed remains strong and competitive, and our debt-to-capital ratio declined from 26 percent to 23 percent during the quarter. We generated $4.1 billion in cash from operations, and spent $1.8 billion on capital projects and investments, including the purchase of an additional 1.3 percent of LUKOIL. Also, we announced a restructuring of DEFS that ultimately will increase our equity ownership to 50 percent.
    "We were pleased to recently announce a 24 percent increase in our dividend and a 2-for-1 stock split. In addition, we continue to acquire company stock consistent with the goal of bringing our diluted shares outstanding to approximately 700 million shares. As of the end of the first quarter of 2005, the company had purchased 2.1 million shares under this program."

    The results of ConocoPhillips' business segments follow.

    Exploration & Production (E&P)

    E&P income from continuing operations in the first quarter was $1,787 million, up from $1,671 million in the fourth quarter of 2004 and from $1,257 million in the first quarter of 2004. Higher realized crude oil and natural gas prices, increased crude oil sales and gains on asset sales, partially offset by reduced tax benefits, contributed to the improvement from the fourth quarter of 2004. Improved results from the first quarter of 2004 primarily were due to higher realized crude oil prices.
    ConocoPhillips' E&P daily production, including Canadian Syncrude and excluding the LUKOIL Investment segment, averaged 1.60 million barrels of oil equivalent (BOE) per day for the first quarter of 2005, flat with the prior quarter and down slightly from 1.61 million BOE per day in the first quarter of 2004. When compared with the previous quarter, the company experienced greater output during the first quarter of 2005 from Venezuela, the Lower 48 and Indonesia. These increases were offset by approximately 15,000 BOE per day of unscheduled maintenance in the United Kingdom, Canada and Alaska as well as approximately 10,000 BOE per day of planned downtime in Norway and Alaska. The decrease from the first quarter of 2004 primarily was due to lower production in the United Kingdom, Canada, Norway and Alaska and asset dispositions, partially offset by increases in the Timor Sea, Venezuela and the Gulf of Mexico. These increases include the ramp-up of production at Bayu-Undan, Hamaca and Magnolia.

    Midstream

    Midstream income from continuing operations was $385 million, up from $100 million in the fourth quarter of 2004 and $55 million in the first quarter of 2004. The improvement from the prior periods primarily was due to higher equity earnings from Duke Energy Field Services, LLC (DEFS), which included a gain from the sale of DEFS' interest in TEPPCO Partners, L.P. (TEPPCO). In addition, first-quarter 2005 natural gas liquids realizations were lower than the fourth quarter of 2004. The net first-quarter impact to ConocoPhillips associated with the restructuring of its ownership in DEFS, including the sale of TEPPCO, was $300 million.

    Refining and Marketing (R&M)

    R&M income from continuing operations was $700 million, down from $753 million in the previous quarter and up from $464 million in the first quarter of 2004. Higher U.S. refining margins during the first quarter of 2005 were more than offset by lower worldwide marketing margins, lower international refining margins, and higher turnaround activity and unplanned downtime. The improved results from the first quarter of 2004 were attributable to increased worldwide refining margins, partially offset by lower worldwide marketing margins, reduced volumes, and higher turnaround and utility costs.
    Domestically, realized refining margins benefited from continued strong light-heavy crude differentials. The company experienced planned turnaround activity at its Borger, Lake Charles, San Francisco, Sweeny and Wood River refineries. In addition, unplanned downtime at the company's Alliance and Borger refineries reduced processed inputs by approximately 60,000 barrels per day. As a result, first-quarter domestic refinery crude oil capacity utilization averaged 90 percent and clean products yield was two percentage points lower than that of the fourth quarter of 2004. In addition, U.S. marketing margins fell sharply from the previous quarter.
    Internationally, lower refining and sharply lower marketing margins significantly reduced first-quarter results. First-quarter international crude oil capacity utilization was 100 percent.
    Overall, R&M's refinery crude oil capacity utilization rate averaged 92 percent, compared with 94 percent in the previous quarter and 96 percent in the first quarter of 2004. Before-tax turnaround costs were $108 million, versus $73 million in the fourth quarter of 2004.

    LUKOIL Investment

    Income from continuing operations in the first quarter of 2005 was $110 million, compared with $74 million in the prior quarter. This represents ConocoPhillips' estimate of the company's 10.6 percent weighted average equity share of LUKOIL's income for the first quarter based on market indicators and historical production trends of LUKOIL. The increase from the fourth quarter of 2004 primarily was attributable to higher realized price estimates and an increased equity ownership position. At the end of the first quarter of 2005, the company's equity ownership in LUKOIL was 11.3 percent.
    ConocoPhillips' share of estimated BOE production was 201,000 per day. The company's share of estimated daily refining crude oil throughput was 92,000 barrels per day.

    Chemicals

    The Chemicals segment, which reflects the company's 50 percent interest in Chevron Phillips Chemical Company LLC, reported income from continuing operations of $133 million. This is compared with income of $83 million in the fourth quarter of 2004 and $39 million in the first quarter of 2004. Improvements from the fourth quarter primarily were driven by improved olefin and polyolefin margins, offset by slightly lower volumes. The increase from the first quarter of 2004 primarily was related to improved margins in both the olefins and polyolefins, as well as aromatics and styrenics business lines.

    Emerging Businesses

    The Emerging Businesses segment had a loss from continuing operations of $8 million in the first quarter of 2005, compared with losses of $24 million in the fourth quarter of 2004 and $22 million in the first quarter of 2004. Improved international and domestic power operations and the timing of certain expenses contributed to the reduced operating losses from both periods.

    Corporate and Other

    Corporate expenses from continuing operations during the first quarter were $184 million, compared with $177 million in the previous quarter and $190 million in the first quarter of 2004. The increase from the fourth quarter primarily was related to debt retirement premiums and lower foreign exchange gains, partially offset by lower net interest expense. Contributing to the decrease from the first quarter of 2004 was the absence of merger-related expenses recorded in the prior period.
    Total balance sheet debt at the end of the first quarter was $14.0 billion, down approximately $1.0 billion from the end of 2004. At the end of the first quarter of 2005, the company's debt-to-capital ratio was 23 percent, down from 26 percent at the end of the prior year.
    The company's income tax provision for the first quarter of 2005 was $2.0 billion, resulting in an effective tax rate of 43 percent, excluding the DEFS restructuring, and 41 percent including the DEFS restructuring. This is compared with 42 percent in the previous quarter and 46 percent in the first quarter of 2004.

    Discontinued Operations

    First quarter 2005 losses from discontinued operations were $11 million, compared with $48 million in the fourth quarter of 2004 and income of $13 million in the first quarter of 2004. The losses in the first quarter of 2005 primarily were due to the continued completion of various marketing asset sales.

    Outlook

    Mr. Mulva concluded:

    "A favorable commodity-price environment contributed to strong earnings, cash flows and continued debt reduction this quarter. We remain focused on our disciplined approach to improving operations and financial flexibility.
    "Although we expect second quarter production to be lower than that of the first quarter due to scheduled maintenance and facility downtime, we still anticipate full-year daily production, including Canadian Syncrude, to be approximately 3 percent higher than the amount produced in 2004, excluding the impacts of LUKOIL. We continue to progress plans for a joint venture with LUKOIL in Russia's Timan-Pechora province. We expect to complete the formation of the venture, which will be included in our E&P segment, sometime in the second quarter of 2005.
    "Downstream, execution of our extensive 2005 clean-fuels initiative is progressing as planned. We expect the second quarter to be another period of significant turnaround activity; however, we anticipate our full-year crude oil capacity utilization rate to be in the upper 90-percent range.
    "In addition to our announced capital program, we are planning to spend an additional $3 billion over the period 2006 through 2010 to increase our refining system's ability to process heavy-sour crude oil and other low-quality feedstocks. These investments, primarily domestic, are expected to incrementally increase refining capacity and clean products yield at our existing facilities, while providing competitive returns."
    As previously announced, capital spending for 2005 is expected to be $7.4 billion, excluding capitalized interest and minority interest, as well as the ConocoPhillips share repurchase program and additional equity investment in LUKOIL.
    ConocoPhillips is an integrated oil company with interests around the world. Headquartered in Houston, the company had approximately 36,000 employees and $97 billion of assets as of March 31, 2005. For more information, go to www.conocophillips.com.


   ConocoPhillips' quarterly conference call is scheduled for 10:00 a.m. Central today. To listen to the conference call and to view related presentation materials, go to www.conocophillips.com and click on the "First Quarter Earnings" link.

              For financial and operational tables, go to www.conocophillips.com/news/nr/earnings/highlights/1q05earnings.html.

             For detailed supplemental information, go to www.conocophillips.com/news/nr/earnings/detail/1q05summary.xls.

    CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR"
PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

    This update contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements, such as, "we expect second quarter production to be lower than that of the first quarter"; "we still anticipate full-year production, including Canadian Syncrude, to be approximately 3 percent higher than the amount produced in 2004, excluding the impacts of LUKOIL"; "we continue to progress plans for a joint venture with LUKOIL in Russia's Timan-Pechora province"; "we expect to complete the formation of the venture, which will be included in our E&P segment, sometime in the second quarter of 2005"; "we expect the second quarter to be another period of significant turnaround activity; however, we anticipate our full-year crude oil capacity utilization rate to be in the upper 90-percent range"; "we are planning to spend an additional $3 billion over the period 2006 through 2010 to increase our refining system's ability to process heavy-sour crude oil and other low-quality feedstocks"; "these investments, primarily domestic, are expected to incrementally increase refining capacity and clean products yield at our existing facilities, while providing competitive returns"; and "capital spending for 2005 is expected to be $7.4 billion, excluding capitalized interest and minority interest, as well as the ConocoPhillips share repurchase program and additional equity investment in LUKOIL" involve certain risks, uncertainties and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Economic, business, competitive and regulatory factors that may affect ConocoPhillips' business are generally as set forth in ConocoPhillips' filings with the Securities and Exchange Commission (SEC). ConocoPhillips is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.
    Cautionary Note to U.S. Investors -- The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Production is distinguished from oil and gas production because SEC regulations define Syncrude as mining-related and not part of conventional oil and natural gas reserves. We use certain terms in this release, such as "including Syncrude" that the SEC's guidelines strictly prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosure in the company's periodic filings with the SEC, available from the company at 600 North Dairy Ashford Road, Houston, Texas 77079. This information can also be obtained from the SEC by calling 1-800-SEC-0330.

    CONTACT: ConocoPhillips, Houston
             Laura Hopkins, 281-293-6030 (media)
             or
             Clayton Reasor, 212-207-1996 (investors)